(FREEPORT-McMORAN COPPER & GOLD LETTERHEAD)


               FREEPORT-McMORAN COPPER & GOLD INC. ANNOUNCES
                -- INCREASE IN PROVED AND PROBABLE RESERVES
                         -- FOURTH QUARTER UPDATE


          NEW ORLEANS, LA., January 12, 1994 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX), an affiliate of Freeport-McMoRan Inc. (NYSE:FTX), announced today that, net of 1933 production, its proved and probable ore reserves at December 31, 1993 have increased since December 31, 1992, by an estimated 5.9 billion payable pounds of copper (a 28% increase), 7.0 million payable ounces of gold (a 22% increase), and 32.0 million payable ounces of silver (a 72% increase), bringing the company's total proved and probable reserves to 26.8 billion payable pounds of copper, 39.1 million payable ounces of gold and 76.7 million payable ounces of silver. The total year-end reserves reflect the addition of approximately 363.0 million metric tons of ore at an average grade of 0.97 percent copper, 0.95 grams per ton gold and 4.43 grams per ton silver bringing total proved and probable ore reserves, net of 1993 production, to approximately 1,074.1 million metric tons at an average grade of 1.31 percent copper, 1.47 grams per ton gold, and 4.04 grams per ton silver compared with approximately
733.2 million metric tons of ore reported at December 31, 1992. These new reserves were added primarily at the Grasberg deposit, but also include additions at the company's underground mine at the DOZ (Deep Ore Zone) deposit and the recently discovered Big Gossan deposit.

          FCX continues to refine its mining plan in connection with the previously announced $140 million expansion of the milling complex from the already underway 90,000 metric tons per day (MTPD) expansion to the 115,000 MTPD rate due to be completed by year-end 1995. The mine plan for the Grasberg deposit has now been revised to widen the open pit by approximately 200 meters and deepen the pit by approximately 100 meters, to the 3,100 meter elevation, which allowed the company to add another significant increment to its reserve base. At the 115,000 MTPD milling rate, production in 1996 is expected to be approximately 1.1 billion pounds of copper and 1.5 million ounces of gold. With the increased ore reserves and at the expanded mill capacity of 115,000 MTPD, mine life is now estimated to be approximately 25.5 years.

          The Grasberg deposit's reserves increased by 348.8 million tons bringing that mine's reserves, net of 1993 production, to 976.6 million metric tons of ore at an average grade of 1.25 percent copper, 1.55 grams per ton gold, and 3.45 grams per ton silver compared with 647.7 million metric tons of ore at December 31, 1992. Approximately 132.9 million metric tons and about one-half of the incremental Grasberg reserves in pounds of copper and ounces of gold and silver are associated with the approximate 100 meter increase in the depth of the pit. The company had previously stated it believed at least 250 million metric tons of possible mineral resources existed between the 3,200 meter and 2,900 meter elevations and continues to believe that at least a 120 million metric ton resource could exist between the 3,100 meter and 2,900 meter elevations. The remaining additional Grasberg reserves are from ore in the previously defined 3,200 meter open pit and now made economical by the increase in mill capacity rate as announced in an October 13, 1993 press release. The Grasberg mine continues to remain open at depth.

          The DOZ deposit's reserves, part of the original Ertsberg mineral complex, increased by 6.5 million tons bringing that mine's reserves to
29.4 million metric tons of ore at an average grade of 2.11 percent copper,
1.02 grams per ton gold, and 9.83 grams per ton silver compared with 22.9 million metric tons of ore at December 31, 1992. At year end 1993, the Big Gossan deposit's reserves were 8.5 million metric tons of ore at an average grade of 2.4 percent copper, 0.77 grams per ton gold, and 13.35 grams per ton silver. The company, which is currently involved in active drilling operations to define the Big Gossan deposit, believes that the ultimate potential of the Big Gossan approximates 20-25 million metric tons with significantly higher ore grades than reported herein.

          Exploration activity continues within the Contract of Work area where the Company now has 9 drilling rigs in operation. Further, preliminary exploration survey work is underway in the new 2.5 million acre exploration area.

          FCX also announced that sales during the fourth quarter of 1993 are estimated to have been approximately 200 million payable pounds of copper and more than 300,000 payable ounces of gold. The gold production was above average because of the unusually high gold content of the ore milled. Even though copper prices averaged significantly below $0.90 per pound during the quarter, PT-FI, the operating unit of FCX, was able to realize above-market prices because of the $0.90 per pound price protection program. However, fourth quarter 1993 copper price realizations will be below the $1.03 per pound level achieved in the comparable 1992 quarter. The average price of gold during the fourth quarter of 1993 based on the London P.M. fixing price was $373 per ounce, significantly exceeding the average gold realization during the fourth quarter of 1992 of $337 per payable ounce. FCX estimates that its fourth quarter 1993 net income will be approximately $0.15 per share which includes estimated after-tax losses of $9 million at Rio Tinto Minera, a subsidiary of FCX acquired in 1993, whose principal asset is a copper smelter in Spain, compared with $0.17 per share in the fourth quarter of 1992.

          FCX is engaged in the exploration, mining, and milling of copper, gold and silver, in Irian Jaya, Indonesia and the smelting and refining of copper concentrates in Spain.